Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
Contact: Lynda L. Glass
(717)339-5085

ACNB CORPORATION DECLARES

QUARTERLY CASH DIVIDEND & STOCK DIVIDEND

GETTYSBURG, Pa., October 25 — The Board of Directors of ACNB Corporation recently approved the payment of the regular quarterly cash dividend.  The cash dividend of $.20 per share is payable on December 14, 2007, to shareholders of record on November 30, 2007.  In addition, the Board of Directors declared a 5% common stock dividend to shareholders of record as of November 30, 2007, payable on December 14, 2007.  The cash dividend will be paid before giving effect to the subsequent 5% common stock dividend.

With this fourth quarter regular dividend of $.20 per share, the regular quarterly cash dividends paid to shareholders for 2007 will total $.80 per share as of December 14, 2007.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857 and celebrating its 150th Anniversary in 2007, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA, as well as a Chambersburg Loan Office in Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.  On September 30, 2007, total assets of ACNB Corporation were approximately $1 billion.

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ACNB Corporation

Press Release

Quarterly Cash Dividend and Stock Dividend

October 25, 2007

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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October 25, 2007